Exhibit 99.1

AmeriServ Financial Files Lawsuit Against Driver Management to Protect the Company and All Stakeholders

Acts to Prevent Driver from Waging a Costly, Distracting and Illegal Proxy Contest

Reiterates Driver’s Purported Notice of Nomination is Materially Deficient and Fails to Comply with the Company’s Bylaws, Especially with Regard to Disclosing Conflicts of Interest

JOHNSTOWN, Pa., March 20, 2023 -- AmeriServ Financial, Inc. (“AmeriServ” or the "Company") (NASDAQ: ASRV) today announced that it has filed a lawsuit in the Court of Common Pleas of Cambria County, Pennsylvania, against Driver Opportunity Partners I LP (“Driver”), its founder and managing member, J. Abbott R. Cooper, and Driver’s purported director nominees Julius “Izzy” Rudolph and Brandon L. Simmons. The lawsuit seeks declaratory judgement that Driver’s purported notice of intent to nominate director candidates (the “Purported Notice”) at the Company’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”) is invalid and that Driver be enjoined from soliciting proxies in connection with the Annual Meeting.

As previously announced, AmeriServ’s Board of Directors (the “Board”) determined that the Purported Notice contains material defects, including omitting that one nominee’s family members have sizable financial relationships with the Company. Additionally, Driver’s purported nomination of Mr. Cooper does not comply with the Company’s interlocks bylaw that prohibits Board members and nominees from, among other things, maintaining concurrent directorships at other depository institutions. Based on publicly available information, Mr. Cooper is becoming a director of New York-based The First of Long Island Corporation, the parent company of The First National Bank of Long Island.1

AmeriServ is bringing this action to protect the Company and its stakeholders, including all shareholders. The Board believes allowing Driver to disregard AmeriServ’s bylaws and run a costly, distracting proxy contest to advance what appears to be its own short-term agenda runs counter to shareholders’ best interests. When deciding to authorize this action, the Board took into account Driver’s explicit threat to imminently sue AmeriServ2 and Driver’s history of using litigation to advance its own economic interests at the expense of its fellow shareholders.3

AmeriServ looks forward to engaging with shareholders and supporting its refreshed slate of director candidates for this year’s Annual Meeting, including Richard "Rick" Bloomingdale, David Hickton and Daniel Onorato.

About AmeriServ Financial, Inc.

AmeriServ Financial, Inc. is the parent of AmeriServ Financial Bank and AmeriServ Trust and Financial Services Company in Johnstown, Pennsylvania. The Company's subsidiaries provide full-service banking and wealth management services through 17 community offices in southwestern Pennsylvania and Hagerstown, Maryland. The Company also operates loan production offices in Altoona and Monroeville, Pennsylvania. On December 31, 2022, AmeriServ had total assets of $1.4 billion and a book value of $6.20 per common share. For more information, visit www.ameriserv.com.

1 Source: Press Release, “The First of Long Island Corporation Announces Additional Board Refreshment as Part of Ongoing Commitment to Strong Corporate Governance”, January 9, 2023: https://www.globenewswire.com/news-release/2023/01/09/2585681/8695/en/The-First-of-Long-Island-Corporation-Announces-Additional-Board-Refreshment-as-Part-of-Ongoing-Commitment-to-Strong-Corporate-Governance.html.

2 Source: Letter from Counsel of Driver Opportunity Partners I LP, March 16, 2023: https://www.sec.gov/Archives/edgar/data/707605/000092189523000700/ex1dfan14a12447006_031623.pdf.

3 Source: American Banker, “First United in Maryland buys out activist investor”, April 19, 2021: https://www.americanbanker.com/news/first-united-in-maryland-buys-out-activist-investor.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, market conditions, dividend program, and future payment obligations. These statements may be identified by such forward-looking terminology as "continuing," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy," or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets, the level of inflation, and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; loan and investment prepayments differing from our assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; unanticipated effects of our banking platform; risks and uncertainties relating to the duration of the COVID-19 pandemic, and actions that may be taken by governmental authorities to contain the pandemic or to treat its impact; and the inability to successfully implement or expand new lines of business or new products and services. These forward-looking statements involve risks and uncertainties that could cause AmeriServ's results to differ materially from management's current expectations. Such risks and uncertainties are detailed in AmeriServ's filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2022 (when it becomes available). Forward-looking statements are based on the beliefs and assumptions of AmeriServ's management and on currently available information. The statements in this press release are made as of the date of this press release, even if subsequently made available by AmeriServ on its website or otherwise. AmeriServ undertakes no responsibility to publicly update or revise any forward-looking statement.

IMPORTANT ADDITIONAL INFORMATION

The Company intends to file a proxy statement and GOLD proxy card with the SEC in connection with the Annual Meeting and, in connection therewith, the Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from the Company's shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING GOLD PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The Company's definitive proxy statement for the 2022 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company's directors and executive officers in the Company's securities. Information regarding subsequent changes to their holdings of the Company's securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company's website at http://investors.ameriserv.com/sec-filings/insider-filings or through the SEC's website at www.sec.gov. Information can also be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 (when it becomes available). Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at the Company's website at http://investors.ameriserv.com/sec-filings/documents.

CONTACTS

Longacre Square Partners

Joe Germani / Miller Winston

jgermani@longacresquare.com / mwinston@longacre.com